Exhibit 4.5
DESCRIPTION OF GXO’S SECURITIES

The following briefly summarizes the material terms of our capital stock contained in our amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of our amended and restated certificate of incorporation or amended and restated bylaws filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock. The following also summarizes certain relevant provisions of the Delaware General Corporation Law (“DGCL”). Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.

General

GXO’s authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of December 31, 2021, approximately 114,659,000 shares of our common stock are issued and outstanding, and no shares of our preferred stock are issued and outstanding.

Common Stock

Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Except as otherwise required by law and except for director elections (see below), whenever any corporate action is to be taken, such action will be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Common stockholders are entitled to share equally in the dividends, if any, that may be declared by GXO’s board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock, if any. Upon any voluntary or involuntary liquidation, dissolution or winding up of GXO, the common stockholders will be entitled to share ratably in all assets of GXO remaining after we pay all of our debts and other liabilities and any amounts we may owe to the holders of our preferred stock, if any.

Common stockholders do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that we will or may designate and issue.

Delaware law and our amended and restated bylaws permit us to issue uncertificated shares of common stock.

Preferred Stock

Pursuant to Delaware law and our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges (including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences) of each series, which may be greater than the rights of the common stock.

There are no shares of our preferred stock issued and outstanding.

Corporate Governance

Responsible and appropriate corporate governance will ensure that our management always keeps stockholder interests in mind when crafting value-creating strategies at all levels of the organization.

Single Class Capital Structure. We have a single class share capital structure with all stockholders entitled to vote for director nominees and each holder of common stock entitled to one vote per share.

Director Elections. The election of directors in an uncontested election requires the affirmative vote of a majority of the votes cast (the number of shares voted “for” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election) by holders of shares of our common stock at the meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our amended and restated bylaws require that such person promptly tender his or her resignation to our board of directors. Once an election is determined to be a contested election, directors are elected by a plurality of the votes cast at the meeting at which a quorum is present.

Classified Board. As discussed further below, we will have a classified board until 2025.

Majority Vote for Mergers and Other Business Combinations. Mergers and other business combinations involving GXO are generally required to be approved by a majority of our outstanding shares of common stock where such stockholder approval is required.

Other Expected Corporate Governance Features. In addition to charters for our Audit Committee, Compensation Committee, and Nominating, Corporate Governance and Sustainability Committee, we also have Corporate Governance Guidelines and a Code of Business Ethics. Also, we have implemented stock ownership guidelines for directors and senior executive officers, annual board performance evaluations, clawback and anti-hedging policies, prohibitions on option repricing in equity plans without stockholder approval, risk oversight procedures and other practices and protocols.

Anti-Takeover Effects of Various Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation, and our Amended and Restated Bylaws

Provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could make it more difficult to acquire GXO by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of GXO to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure GXO outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. Section 203 of the DGCL, an anti-takeover statute, generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” generally is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock. A corporation may “opt out” of Section 203 of the DGCL in its certificate of incorporation. GXO did not “opt out” of, and is thus subject to, Section 203 of the DGCL.

Classified Board. Our board of directors is divided into three classes, with Class I composed of two directors, Class II composed of three directors and Class III composed of three directors. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following the distribution, which we expect to hold in 2022. The directors designated as Class II directors have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2023, and the directors designated as Class III directors have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2024. At the first annual meetings of stockholders following the distribution, the successors of Class I directors will be elected to serve for a term of three years each. Commencing with the second annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter each director will serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Consequently, by 2025, all of our directors will stand for election each year for one year terms, and our board will therefore no longer be divided into three classes. Before our board of directors is declassified, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, while the classified board is in effect, these provisions could discourage a third-party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Size of Board and Vacancies. Our amended and restated certificate of incorporation and bylaws provide that the number of directors on our board of directors are fixed exclusively by our board of directors. Our bylaws will also provide that the size of the board of directors are not less than one nor more than twelve members. Any vacancies created in the board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause are filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors are appointed for a term expiring at the next annual meeting of stockholders, and until his or her successor has been elected and qualified.

Director Removal. Our amended and restated certificate of incorporation and/or bylaws provide that (i) prior to the board being fully declassified, as discussed above, stockholders are permitted to remove a director only for cause; and (ii) after the board has been fully declassified, stockholders may remove the Company’s directors with or without cause. Removal will require the affirmative vote of at least a majority of the Company’s voting stock.

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or at a special meeting of GXO stockholders.

Special Stockholder Meetings. Our amended and restated certificate of incorporation provides that the Chairman of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of our stockholders. Stockholders may not call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated certificate of incorporation mandates that stockholder nominations for the election of directors be given in accordance with the bylaws. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as other requirements for stockholders making the proposals or nominations. Additionally, the bylaws require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock. Our amended and restated certificate of incorporation authorizes 10,000,000 shares of undesignated preferred stock. As a result, our board of directors are permitted, without the approval of holders of our common stock, to issue shares of our preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire GXO. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of GXO.

Limitation of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of GXO, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to, and intend to, carry directors’ and officers’ insurance to protect GXO and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares of Common Stock

Authorized but unissued shares of our common stock and preferred stock are available for future issuance without approval by the holders of our common stock. We are permitted to use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control of GXO by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless our board of directors otherwise determines, the state courts within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) are the sole and exclusive forum for any derivative action or proceeding brought on behalf of GXO, any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer of GXO to GXO or to GXO stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, any action asserting a claim against GXO or any current or former director or officer of GXO arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, any action asserting a claim relating to or involving GXO governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation further provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty of liability created by the Exchange Act or the rules and regulations thereunder, and as a result, the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Listing

GXO’s common stock is listed on the NYSE under the symbol “GXO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.